UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Fidelity National Information Services, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

31620M106

(CUSIP Number)

November 30, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 31620M106	13G	Page 2 of 29 Pages

1.	Name of reporting persons: Blackstone Capital Partners IV L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 2,159,482
	6.	Shared voting power: 0
	7.	Sole dispositive power: 2,159,482
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 2,159,482
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.7%
12.	Type of reporting person (see instructions): PN

CUSIP No. 31620M106	13G	Page 3 of 29 Pages

1.	Name of reporting persons: Blackstone Capital Partners IV-A L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 34,100
	6.	Shared voting power: 0
	7.	Sole dispositive power: 34,100
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 34,100
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): Less than 0.1%
12.	Type of reporting person (see instructions): PN

CUSIP No. 31620M106	13G	Page 4 of 29 Pages

1.	Name of reporting persons: Blackstone Management Associates IV L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 2,193,582
	6.	Shared voting power: 0
	7.	Sole dispositive power: 2,193,582
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 2,193,582
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.7%
12.	Type of reporting person (see instructions): OO

CUSIP No. 31620M106	13G	Page 5 of 29 Pages

1.	Name of reporting persons: Blackstone Family Investment Partnership IV-A L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 95,557
	6.	Shared voting power: 0
	7.	Sole dispositive power: 95,557
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 95,557
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): Less than 0.1%
12.	Type of reporting person (see instructions): PN

CUSIP No. 31620M106	13G	Page 6 of 29 Pages

1.	Name of reporting persons: Blackstone Participation Partnership IV L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 7,804
	6.	Shared voting power: 0
	7.	Sole dispositive power: 7,804
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 7,804
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): Less than 0.1%
12.	Type of reporting person (see instructions): PN

CUSIP No. 31620M106	13G	Page 7 of 29 Pages

1.	Name of reporting persons: BCP IV Side-by-Side GP L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 103,361
	6.	Shared voting power: 0
	7.	Sole dispositive power: 103,361
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 103,361
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): Less than 0.1%
12.	Type of reporting person (see instructions): OO

CUSIP No. 31620M106	13G	Page 8 of 29 Pages

1.	Name of reporting persons: Blackstone GT Communications Partners L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 1,702,905
	6.	Shared voting power: 0
	7.	Sole dispositive power: 1,702,905
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 1,702,905
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.5%
12.	Type of reporting person (see instructions): PN

CUSIP No. 31620M106	13G	Page 9 of 29 Pages

1.	Name of reporting persons: Blackstone Communications Management Associates I L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 1,702,905
	6.	Shared voting power: 0
	7.	Sole dispositive power: 1,702,905
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 1,702,905
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.5%
12.	Type of reporting person (see instructions): OO

CUSIP No. 31620M106	13G	Page 10 of 29 Pages

1.	Name of reporting persons: Blackstone Family Communications Partnership I L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 108,696
	6.	Shared voting power: 0
	7.	Sole dispositive power: 108,696
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 108,696
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): Less than 0.1%
12.	Type of reporting person (see instructions): PN

CUSIP No. 31620M106	13G	Page 11 of 29 Pages

1.	Name of reporting persons: BCOM IV Side-by-Side GP L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 108,696
	6.	Shared voting power: 0
	7.	Sole dispositive power: 108,696
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 108,696
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): Less than 0.1%
12.	Type of reporting person (see instructions): OO

CUSIP No. 31620M106	13G	Page 12 of 29 Pages

1.	Name of reporting persons: Blackstone Holdings III L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization: Quebec, Canada
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 4,108,544
	6.	Shared voting power: 0
	7.	Sole dispositive power: 4,108,544
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 4,108,544
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.3%
12.	Type of reporting person (see instructions): PN

CUSIP No. 31620M106	13G	Page 13 of 29 Pages

1.	Name of reporting persons: Blackstone Holdings III GP L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 4,108,544
	6.	Shared voting power: 0
	7.	Sole dispositive power: 4,108,544
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 4,108,544
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.3%
12.	Type of reporting person (see instructions): PN

CUSIP No. 31620M106	13G	Page 14 of 29 Pages

1.	Name of reporting persons: Blackstone Holdings III GP Management L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 4,108,544
	6.	Shared voting power: 0
	7.	Sole dispositive power: 4,108,544
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 4,108,544
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.3%
12.	Type of reporting person (see instructions): OO

CUSIP No. 31620M106	13G	Page 15 of 29 Pages

1.	Name of reporting persons: The Blackstone Group L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 4,108,544
	6.	Shared voting power: 0
	7.	Sole dispositive power: 4,108,544
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 4,108,544
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.3%
12.	Type of reporting person (see instructions): PN

CUSIP No. 31620M106	13G	Page 16 of 29 Pages

1.	Name of reporting persons: Blackstone Group Management L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 4,108,544
	6.	Shared voting power: 0
	7.	Sole dispositive power: 4,108,544
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 4,108,544
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.3%
12.	Type of reporting person (see instructions): OO

CUSIP No. 31620M106	13G	Page 17 of 29 Pages

1.	Name of reporting persons: Stephen A. Schwarzman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 4,108,544
	6.	Shared voting power: 0
	7.	Sole dispositive power: 4,108,544
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 4,108,544
10.	Check box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.3%
12.	Type of reporting person (see instructions): IN

Item 1(a).	Name of Issuer

Fidelity National Information Services, Inc. (the “Company”)

Item 1(b).	Address of Issuer’s Principal Executive Offices

601 Riverside Avenue

Jacksonville, Florida 32204

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	Blackstone Capital Partners IV L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(ii)	Blackstone Capital Partners IV-A L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(iii)	Blackstone Management Associates IV L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(iv)	Blackstone Family Investment Partnership IV-A L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(v)	Blackstone Participation Partnership IV L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(vi)	BCP IV Side-by-Side GP L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(vii)	Blackstone GT Communications Partners L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(viii)	Blackstone Communications Management Associates I L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(ix)	Blackstone Family Communications Partnership I L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(x)	BCOM IV Side-by-Side GP L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xi)	Blackstone Holdings III L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: Quebec, Canada

(xii)	Blackstone Holdings III GP L.P.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xiii)	Blackstone Holdings III GP Management L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xiv)	The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xv)	Blackstone Group Management L.L.C.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: State of Delaware

(xvi)	Stephen A. Schwarzman
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Citizenship: United States

As of the date hereof, Blackstone Capital Partners IV L.P. (“BCP IV”) directly holds 2,159,482 shares of Common Stock; Blackstone Capital Partners IV-A L.P. (“BCP IV-A”) directly holds 34,100 shares of Common Stock; Blackstone Family Investment Partnership IV-A L.P. ( “BFIP IV-A”) directly holds 95,557 shares of Common Stock; Blackstone Participation Partnership IV L.P. (“BPP IV”) directly holds 7,804 shares of Common Stock; Blackstone GT Communications Partners L.P. (“BGTCP”) directly holds 1,702,905 shares of Common Stock; and Blackstone Family Communications Partnership I L.P. ( “BFCP” and, collectively with BCP IV, BCP IV-A, BFIP IV-A, BPP IV and BGTCP, the “Blackstone Funds”) directly holds 108,696 shares of Common Stock.

The general partner of BCP IV and BCP IV-A is Blackstone Management Associates IV L.L.C. (“BMA IV”). The general partner of BFIP IV-A and BPP IV is BCP IV Side-by-Side GP L.L.C. The general partner of BFCP is BCOM IV Side-by-Side GP L.L.C. The general partner of BGTCP is Blackstone Communications Management Associates I L.L.C (“BCMA IV”).

Blackstone Holdings III L.P. is the majority member of BMA IV, the managing member of BCMA IV and the sole member of each of BCP IV Side-by-Side GP L.L.C. and BCOM IV Side-by-Side GP L.L.C.

The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the Common Stock beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Blackstone Funds to the extent they directly hold shares of Common Stock) is the beneficial owner of Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Common Stock.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:

31620M106

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned assume on 282,153,638 shares of Common Stock outstanding at October 31, 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q, filed by the Issuer on November 5, 2015, plus 41,844,019 shares of Common Stock issued on November 30, 2015 in connection with the completion of the acquisition of SunGard and its subsidiaries. As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page.

As of the date hereof, BCP IV directly holds 2,159,482 shares of Common Stock; BCP IV-A directly holds 34,100 shares of Common Stock; BFIP IV-A directly holds 95,557 shares of Common Stock; BPP IV directly holds 7,804 shares of Common Stock; BGTCP directly holds 1,702,905 shares of Common Stock; and BFCP directly holds 108,696 shares of Common Stock.

(b) Percent of class:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c) Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See each cover page hereof.

(ii)	Shared power to vote or to direct the vote:

See each cover page hereof.

(iii)	Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv)	Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Private equity funds affiliated with The Blackstone Group L.P., Bain Capital, Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners, Silver Lake Partners and TPG Capital (collectively, the “Shareholders”) are parties to a coordination agreement (the “Coordination Agreement”), which contains certain provisions relating to coordination of the transfer of Common Stock by the parties thereto.

By virtue of the Coordination Agreement and the obligations and rights thereunder, the Reporting Persons, the Shareholders and/or certain of their affiliates may be deemed to constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of the date hereof, based in part on information provided by the Issuer and such other Shareholders, such a “group” would be deemed to beneficially own an aggregate of 23,010,722 shares of Common Stock, or 7.1% of the Common Stock of the Issuer. This filing shall not be deemed an admission that any of such persons constitute a “group” for purposes of Section 13(d) of the Exchange Act and the Reporting Persons expressly disclaim beneficial ownership over any shares of Common Stock that they may be deemed to beneficially own solely by reason of the Coordination Agreement. Certain private equity funds affiliated with Bain Capital, Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners, Silver Lake Partners and TPG Capital have separately made Schedule 13G filings reporting their beneficial ownership of shares of Common Stock.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 10, 2015

BLACKSTONE CAPITAL PARTNERS IV L.P.
By: Blackstone Management Associates IV L.L.C., its general partner

By:	/s/ John G. Finley

Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE CAPITAL PARTNERS IV-A, L.P.
By: Blackstone Management Associates IV L.L.C., its general partner

By:	/s/ John G. Finley

Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE MANAGEMENT ASSOCIATES IV L.L.C.

By:	/s/ John G. Finley

Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP IV-A L.P.
By: BCP IV Side-by-Side GP L.L.C., its general partner

By:	/s/ John G. Finley

Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE PARTICIPATION PARTNERSHIP IV L.P.
By: BCP IV Side-by-Side GP L.L.C., its general partner

By:	/s/ John G. Finley

Name:	John G. Finley
Title:	Chief Legal Officer

BCP IV SIDE-BY-SIDE GP L.L.C.

By:	/s/ John G. Finley

Name:	John G. Finley
Title:	Chief Legal Officer

[Fidelity National Information Services, Inc. – Schedule 13G]

BLACKSTONE GT COMMUNICATIONS PARTNERS L.P.
By: Blackstone Communications Management Associates I L.L.C., its general partner

By:	/s/ John G. Finley

Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE COMMUNICATIONS MANAGEMENT ASSOCIATES I L.L.C.

By:	/s/ John G. Finley

Name:	John G. Finley
Title:	Manager

BLACKSTONE FAMILY COMMUNICATIONS PARTNERSHIP I L.P.
By: BCOM IV Side-by-Side GP L.L.C., its general partner

By:	/s/ John G. Finley

Name:	John G. Finley
Title:	Chief Legal Officer

BCOM IV SIDE-BY-SIDE GP L.L.C.

By:	/s/ John G. Finley

Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III L.P.
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley

Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP L.P.
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley

Name:	John G. Finley
Title:	Chief Legal Officer

[Fidelity National Information Services, Inc. – Schedule 13G]

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley

Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.
By: Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley

Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley

Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

By:	/s/ Stephen A. Schwarzman

Name:	Stephen A. Schwarzman

[Fidelity National Information Services, Inc. – Schedule 13G]

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated December 10, 2015, among the Reporting Persons (filed herewith).